UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

MEMC ELECTRONIC MATERIALS, INC.

(Name of Issuer)

$.01 Par Value Common Stock

(Title of Class of Securities)

552715104

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 552715104

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) LUMINUS MANAGEMENT, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization DELAWARE
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 16,446,221
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 16,446,221
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,446,221
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.1%
12.	Type of Reporting Person (See Instructions) IA

CUSIP No. 552715104

1.	Names of Reporting Persons I.R.S. Identification No. Of Above Persons (Entities Only) LUMINUS ENERGY PARTNERS MASTER FUND, LTD.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization BERMUDA
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 16,446,221
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 16,446,221
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,446,221
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 552715104

1.	Names of Reporting Persons I.R.S. Identification No. Of Above Persons (Entities Only) LUMINUS INVESTMENT PARTNERS MASTER FUND, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization CAYMAN ISLANDS
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 16,446,221
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 16,446,221
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,446,221
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.1%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 552715104

1.	Names of Reporting Persons I.R.S. Identification No. Of Above Persons (Entities Only) VEGA ENERGY GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization DELAWARE
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 16,446,221
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 16,446,221
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,446,221
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.1%
12.	Type of Reporting Person (See Instructions) 00

CUSIP No. 552715104

1.	Names of Reporting Persons I.R.S. Identification No. Of Above Persons (Entities Only) VEGA ASSET PARTNERS, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization DELAWARE
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 16,446,221
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 16,446,221
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,446,221
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.1%
12.	Type of Reporting Person (See Instructions) PN

Item 1.

	(a)	Name of Issuer MEMC Electronic Materials, Inc.

	(b)	Address of Issuer’s Principal Executive Offices 501 Pearl Drive (City of O’Fallon), St. Peters, MO 63376
Item 2.

(a)

Name of Person(s) Filing

(A) LUMINUS MANAGEMENT, LLC

Luminus Management, LLC is the investment adviser of Luminus Energy Partners Master Fund, Ltd. and Luminus Investment Partners Master Fund, Ltd.

(B) LUMINUS ENERGY PARTNERS MASTER FUND, LTD.

(C) LUMINUS INVESTMENT PARTNERS MASTER FUND, L.P.

(D) VEGA ENERGY GP, LLC

Vega Energy GP, LLC is the general partner of Vega Asset Partners L.P.

(E) VEGA ASSET PARTNERS L.P.

(b)

Address of Principal Business Office or, if none, Residence

(A) 1700 Broadway, 38th Floor, New York, NY 10019

(B) 1700 Broadway, 38th Floor, New York, NY 10019

(C) 1700 Broadway, 38th Floor, New York, NY 10019

(D) 1700 Broadway, 35th Floor, New York, NY 10019

(E) 1700 Broadway, 35th Floor, New York, NY 10019

	(c)	Citizenship (A) DELAWARE (B) BERMUDA (C) CAYMAN ISLANDS (D) DELAWARE (E) DELAWARE

	(d)	Title of Class of Securities $.01 Par Value Common Stock

	(e)	CUSIP Number 552715104
Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: Not applicable

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(2)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(2)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(2)(ii)(G);

	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐	Group, in accordance with §240.13d-1(b)(2)(ii)(J).

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.**

(a), (b), and (c)

Reporting Persons	Number of Shares With Sole Voting and Dispositive Power	Number of Shares With Shared Voting and Dispositive Power	Aggregate Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
LUMINUS MANAGEMENT, LLC	0	16,446,221	16,446,221	7.1%
LUMINUS ENERGY PARTNERS MASTER FUND, LTD.	0	16,446,221	16,446,221	7.1%
LUMINUS INVESTMENT PARTNERS MASTER FUND, L.P.	0	16,446,221	16,446,221	7.1%
VEGA ENERGY GP, LLC	0	16,446,221	16,446,221	7.1%
VEGA ASSET PARTNERS L.P.	0	16,446,221	16,446,221	7.1%

** Above figures reflect most recent beneficial ownership data from December 31, 2012. Percentage of Class Beneficially Owned is based on 230,947,024 shares outstanding as of November 7, 2012 reported in the Form 10-Q filed by the Issuer with the Securities and Exchange Commission on November 9, 2012.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

The Reporting Persons are members of a group.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 6, 2013

Luminus Management, LLC

By:	/s/ Jonathan Barrett
Name: Jonathan Barrett
Title: President

Luminus Energy Partners Master Fund, Ltd.

By:	Luminus Management, LLC
Its:	Investment Manager

By:	/s/ Jonathan Barrett
Name: Jonathan Barrett
Title: President

Luminus Investment Partners Master Fund, L.P.

By:	Luminus Management, LLC
Its:	Investment Manager

By:	/s/ Jonathan Barrett
Name: Jonathan Barrett
Title: President

Vega Energy GP, LLC

By:	/s/ Paul Segal
Name: Paul Segal
Title: President

Vega Asset Partners, L.P.

By:	Vega Energy GP, LLC
Its:	General Partner

By:	/s/ Paul Segal
Name: Paul Segal
Title: President

ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

Exhibit A    Schedule 13G Joint Filing Agreement previously filed with the Commission on April 12, 2012, is incorporated by reference.

Exhibit B    Power of Attorney previously filed with the Commission on April 12, 2012, is incorporated by reference.